EXHIBIT 99.1
Mountain Valley Bancshares, Inc. Reports Fourth Quarter and Year-End 2006 Earnings
CLEVELAND, GEORGIA — MARCH 5, 2007 — Mountain Valley Bancshares, Inc. today announced earnings for the fourth quarter of 2006 and for the year ended December 31, 2006.
The Company posted consolidated net income of $1,307,000 for the year ended December 31, 2006. This represented a $1,487,000 increase over the recorded net loss of $180,000 for the year ended December 31, 2005. Earnings per share improved by $0.93 per share to $0.79 per diluted share compared to a net loss of $0.14 per share in 2005.
Net income for the fourth quarter of 2006 totaled $510,000, or $0.28 per diluted share. This was an improvement over the 4th quarter of 2005 earnings of $144,000, or $0.10 per diluted share.
Consolidated total assets at December 31, 2006 were $106.5 million, a 42% increase over total assets at December 31, 2005.
Net loans and total deposits grew by 41% and 27%, respectively. “We continue to experience strong loan demand as well as good growth in core deposits”, said Marc J. Greene, President and CEO of the company.
“We are excited about the expansion plans that were announced in 2006. The addition of James Shaw to our staff to direct our Jackson County operations is a major addition to our management team. We anticipate opening a full service banking operation during the upcoming year”, reported Greene.
Mountain Valley Bancshares, Inc. is a financial services company with operations in White, Hall, and Jackson Counties in Georgia. Mountain Valley Community Bank, the Company’s only subsidiary, offers a full line of commercial and retail services to meet the financial needs of its customer base. Services offered include traditional deposit and credit services, long-term mortgage originations, and credit cards. Mountain Valley Community Bank also offers 24-hour delivery channels including internet and telephone. The Company is headquartered in Cleveland, Georgia. More information on the Company can be obtained through our website at www.MVCBank.com or through periodic filings with the Securities & Exchange Commission at www.sec.gov.